Exhibit 99.1

NEWS RELEASE

For further information contact:

Kirk J. Meche    Jeffrey M. Favret
Chief Executive Officer    Chief Financial Officer
713.714.6100    713.714.6100
FOR IMMEDIATE RELEASE
July 28, 2016

GULF ISLAND FABRICATION, INC. DECLARES DIVIDEND
ON COMMON STOCK

Houston, TX -- Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.01 per share on Gulf Island Fabrication, Inc.’s approximately 14.6 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board held on July 28, 2016 and is payable August 25, 2016, to shareholders of record on August 11, 2016.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.